Exhibit 99.1

PRESS RELEASE

Rambus Appoints Desmond Lynch as Chief Financial Officer

Mr. Lynch brings over 20 years of finance and semiconductor experience

SAN JOSE, Calif. – August 1, 2022 – Rambus Inc. (NASDAQ: RMBS), a provider of industry-leading chips and silicon IP making data faster and safer, today announced it has appointed Mr. Desmond Lynch to the position of senior vice president, finance and chief financial officer. Mr. Lynch will be responsible for the overall financial direction of the company and will report to president and chief executive officer, Luc Seraphin.

“Des is a proven finance executive with extensive experience in the semiconductor industry and we are very pleased to have him on the management team,” said Luc Seraphin, chief executive officer at Rambus. “Des’ deep understanding of Rambus and demonstrated leadership made him an ideal choice, and I look forward to partnering with him as we continue to execute on our strategy and deliver long-term profitable growth.”

Mr. Lynch has been serving as vice president of finance at Rambus since 2020, and has been responsible for financial planning and investor relations in this role. Prior to joining Rambus, Mr. Lynch served as vice president of finance at Renesas Electronics Corporation/Integrated Device Technology, Inc., where he was head of U.S. finance. He also held financial leadership roles at Atmel, Knowles Corporation and National Semiconductor.

Mr. Lynch is a Chartered Accountant with the Institute of Chartered Accountants of Scotland and holds a Bachelor of Arts in accountancy and finance from the University of Glasgow in Scotland.

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About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in

© Rambus Inc.

your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Nicole Noutsios

Rambus Investor Relations

(510) 315-1003

rambus@nmnadvisors.com

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